NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 25, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17CFR240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on May 15, 2006. Each 8.75% Upper DECS Equity Income Security originally offered was a Corporate Unit, which is a unit consisting of a stock purchase contract and a senior note issued by Dominion. The stock purchase contract will obligate the holder to purchase from Dominion, no later than May 15, 2006, for a price of $50, the following number of common shares of Dominion: (a) if the average closing price of the common shares over the 20-trading day period ending May 10, 2006, equals or exceeds $81.33, 0.6148 common shares; (b) if the average closing price over the period is less than $81.33 but greater than $59.80, a number of common shares equal to $50 divided by the average closing price; and (c) if the average closing price over the period is less than or equal to $59.80, 0.8361 common shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 15, 2006.